Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC Announces

Proposed Private Offering of Senior Notes due 2021

Mediacom Park, NY — March 12, 2014 — Mediacom Broadband LLC and Mediacom Broadband Corporation, wholly-owned subsidiaries of Mediacom Communications Corporation, announced today that they intend to offer $200 million in aggregate principal amount of new senior notes due 2021 (the “Senior Notes”) in a private offering to be conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”).

Mediacom Broadband LLC and Mediacom Broadband Corporation intend to use the proceeds of the offering to repay a portion of principal amount outstanding under Term Loan D, which has a final maturity of January 31, 2015. There is currently $744 million principal amount outstanding under Term Loan D.

The Senior Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, our inability to secure financing on acceptable terms, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2013.

Contact:
Investor Relations	Media Relations
Mark E. Stephan	Thomas Larsen
Executive Vice President and Chief Financial Officer	Group Vice President, Legal and Public Affairs
(845) 443-2640	(845) 443-2754